EXHIBIT 10.6

COMSCORE, INC.
Common Stock Award Notice
This COMMON STOCK AWARD NOTICE (this “Notice”) is made as of __________ ___, 2018, by and between comScore, Inc., a Delaware corporation (the “Company”), and _________________ (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Notice will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of Common Stock. Subject to and upon the terms, conditions and restrictions set forth in this Notice, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of __________ __, 2018 (the “Date of Grant”) __________ shares of Common Stock (the “Common Shares”) pursuant to Section 9 of the Plan in accordance with the terms of this Notice and the Plan.
3.Rights as a Shareholder. Upon delivery pursuant to Section 4, the Grantee shall have all the rights of a shareholder with respect to the Common Shares.
4.Payment of Common Shares. Payment of the Common Shares shall be made in the form of shares of Common Stock between August 1, 2018 and December 31, 2018. For the avoidance of doubt, the Common Shares are nonforfeitable and are not subject to a continued service requirement.
5.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Notice, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 5 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.
6.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Notice, the Company shall not be obligated to issue any Common Stock pursuant to this Notice if the issuance thereof would result in a violation of any such law.
7.    Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Notice and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Notice and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Notice or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section

EXHIBIT 10.6

409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Notice to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
8.    No Right to Future Awards or Employment. The grant of the Common Shares under this Notice to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Common Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Notice shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
9.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Notice or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
10.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Notice to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Notice without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
11.    Severability. In the event that one or more of the provisions of this Notice shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
12.    Relation to Plan. This Notice is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Notice and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Notice. Notwithstanding anything in this Notice to the contrary, the Grantee acknowledges and agrees that this Notice and the award described herein are subject to the terms and conditions of the Company's clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
13.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Common Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent

EXHIBIT 10.6

to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
14.    Governing Law. This Notice shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
15.    Successors and Assigns. The provisions of this Notice shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
16.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Notice and the Plan, (c) understands the terms and conditions of this Notice and the Plan and (d) agrees to such terms and conditions.

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